KBS | LEGACY PARTNERS Apartment REIT

May 1, 2017

Re: Tender offer by a third party for KBS Legacy Partners Apartment REIT, Inc. shares

Dear KBS Legacy Stockholder:

You may soon receive correspondence from MacKenzie Realty Capital, Inc., an affiliate of MacKenzie Capital Management, LP (the "Bidder"), relating to a tender offer to purchase your shares of KBS Legacy Partners Apartment REIT, Inc. (the "REIT"). The Bidder has informed us that its offer price will be $6.01 per share. **We believe the Bidder's offer price is substantially below the value of your shares and recommend against selling shares at that price.**

To decline the Bidder's tender offer, simply ignore it. You do not need to respond to anything.

In arriving at our recommendation against selling your shares to the Bidder, we considered the following:

- On April 5, 2017, our board of directors (the "Board") approved an estimated value per share of the REIT's common stock of $8.35, effective as of April 20, 2017 (the "April EVPS"). The Board determined the April EVPS by subtracting the $1.00 special distribution it declared on April 5, 2017, which the REIT expects to pay on or about May 1, 2017 (the "Special Distribution"), from the REIT's prior estimated value per share of $9.35, which the Board approved on December 9, 2016 (the "December EVPS"). The December EVPS was calculated and recommended by KBS Capital Advisors LLC, the REIT's external advisor (the "Advisor") and was based on the estimated value of the REIT's assets less the estimated value of the REIT's liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2016. We note that the December EVPS does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the REIT's debt obligations or the impact of restrictions on the assumption of the REIT's debt. For a full description of the methodologies and assumptions used in the determination of the December EVPS, see Part II, Item 5, "Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities" in the REIT's Annual Report on Form 10-K for the year ended December 31, 2016, filed with SEC on March 10, 2017. For a full description of the methodologies and assumptions used in the determination of the April EVPS, see the REIT's Current Report on Form 8-K filed with the SEC on April 11, 2017.

- We have disclosed that, on January 21, 2016, the Board formed a special committee (the "Special Committee") composed of all of the REIT's independent directors to explore the availability of strategic alternatives involving the REIT with the goal of providing liquidity options for the REIT's stockholders while preserving and maximizing overall returns on the REIT's investment portfolio. The REIT has completed the initial marketing of its real estate properties and received offers for both its entire portfolio and individual properties. Based on feedback received during the marketing process, the REIT anticipates pursuing certain strategic asset sales and holding the majority of its real estate properties in an effort to create additional stockholder value, while still paying ongoing distributions. The REIT believes that holding the majority of its real estate properties will allow certain debt prepayment obligations to decrease as the loans secured by those properties move closer to maturity, which should create additional stockholder value.

  The REIT intends to use the net proceeds from strategic asset sales, after paying off the notes payable related to such assets and after sale-related expenses to: (i) make renovations at certain remaining real estate properties, which the REIT believes could increase property-level NOI and create additional stockholder value; and (ii) pay special distributions to its stockholders. However, there is no assurance that this process will result in stockholder liquidity, or provide a return to stockholders that equals or exceeds the April EVPS.

As part of this strategy, on March 9, 2017, the REIT completed the sale of one of its properties, Wesley Village, and declared the Special Distribution, as described above. In addition to the two potential uses of some of the net proceeds from the disposition of Wesley Village described above, the REIT has disclosed that it potentially could provide additional availability under its share redemption program (the "SRP"). While the REIT can give no assurances as to the timing or amount of future special distributions or additional availability under the SRP, we note that any stockholder who tenders his or her shares to the Bidder would not receive any future special distributions nor would he or she benefit from additional stockholder value, if any, created by the REIT's current strategy. In addition, depending on the number of properties sold, the REIT will likely adjust the amount of its ongoing distributions subsequent to such sales in order to maintain the current distribution coverage.

- We believe that the Bidder's offer is meant to take advantage of the illiquidity of the REIT's shares by buying your shares at a price significantly below their fair value in order to make a significant profit. In addition, we believe that the Bidder is making its offer for investment purposes and with the intention of making a profit from the ownership of any shares it acquires.

Please be aware that the Bidder is in no way affiliated with the REIT, the Advisor or KBS Capital Markets Group LLC. Also, please note that the Bidder does not have a copy of our stockholder list. The Bidder's mailing will be conducted by a third party, which has agreed to keep the list of our stockholders confidential.

We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company's outstanding shares. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC's website at *www.sec.gov/investor/pubs/minitend.htm*.

In order to avoid the costs of additional mailings, we may post our response to future mini-tender offers at *www.kbslegacyreit.com*. If you have any questions related to the tender offer, please contact KBS Capital Markets Group LLC at 1-866-527-4264.

We thank you for your investment in the REIT.

Sincerely,

W. Dean Henry
Chairman of the Board,
Chief Executive Officer and Director

Cautionary Note Regarding Forward-Looking Statements

The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The REIT intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the REIT and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should" or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The REIT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The REIT makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management.

Even small changes to these assumptions could result in significant differences in the values of the REIT's real estate properties and the April EVPS and actual events may cause the value and returns on the REIT's investments to be less than that used for purposes of the April EVPS.

Although the REIT has developed a strategy as a result of its exploration of strategic alternatives as described above, it can give no assurances that it will be successful. There are many factors that may affect the REIT's ability to execute such strategic alternatives including, among other factors, its ability to dispose of some of its real estate properties at the times and the prices it expects and its ability to fund and execute its plan to renovate certain of its real estate properties. Further, although the REIT intends to pursue strategic asset sales for certain of its real estate properties and to renovate certain others, it can give no assurance (i) that it will be able to continue to pay attractive distributions to its stockholders, (ii) as to the amount or timing of any future special distributions it may pay from the net proceeds of any future dispositions of its properties, (iii) that its plan to renovate certain of its remaining properties will provide a return to stockholders that equals or exceeds the April EVPS or creates additional stockholder value, or (iv) as to the amount of additional availability, if any, that would be provided under the SRP, or that such amount would be sufficient to redeem the shares of any stockholders that previously have requested that their shares be redeemed pursuant to the terms of the SRP and that have not withdrawn such request.

The forward-looking statements also depend on factors such as: future economic, competitive and market conditions; the REIT's ability to maintain occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item 1A of the REIT's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 10, 2017.